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                                                                   EXHIBIT 12(a)


                 CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS

          Merrill Lynch Small Cap Value Fund, Inc., a holder of beneficial interests in the amount of $100,000, of Master Small Cap Value Trust (the "Trust"), does hereby confirm to the Trust its representations that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                              Merrill Lynch Small Cap Value Fund, Inc.


                              By:  /s/ Donald C. Burke
                                   -------------------
                              Name:  Donald C. Burke

Dated: September 1, 2000